Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MDxHealth SA

Herstal, Belgium

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2024 relating to the consolidated financial statements of MdxHealth SA, which appears in MdxHealth SA’s Annual Report on Form 20-F for the year ended December 31, 2023, as filed with SEC on April 30, 2024, in this Registration Statement (Form F-3, File No. 333-280606) and related Prospectus of MDxHealth SA.

BDO Réviseurs d’Entreprises SRL

On behalf of it,

/s/ Bert Kegels

Zaventem, Belgium

July 3, 2024